UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2012

STERLING FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34696	91-1572822
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

111 North Wall Street, Spokane, Washington 99201

(Address of principal executive offices) (Zip Code)

(509) 458-3711

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 12, 2012, Sterling Financial Corporation (“Sterling”) adopted the Sterling Financial Corporation Change in Control Plan (the “Plan”). Sterling’s Board of Directors (the “Board”) adopted the Plan in order to implement a consistent program of benefits for current and future executive officers and other designated members of Sterling’s management team. In connection with the implementation of the Plan, Sterling entered into Change of Control Plan Participation Agreements (each, a “Participation Agreement”) with each of the following executive officers: J. Gregory Seibly, Robert G. Butterfield, David S. DePillo, Ezra A. Eckhardt, Steven D. Hauschild, Patrick J. Rusnak and Andrew J. Schultheis.

Eligibility.

The Plan provides change in control benefits to any employee of Sterling who: (i) is a part of a select group of management or highly compensated employees approved by the Board; (ii) has been informed in writing that he or she is eligible for benefits under the Plan; and (iii) enters into a Participation Agreement with Sterling (each a “Participant”). Each Participant, by executing the Participation Agreement, acknowledges and agrees: (i) to certain non-competition, non-solicitation and confidentiality provisions, as applicable subject to state law; (ii) that the Plan supersedes entirely any prior agreement, arrangement, plan or program for the payment of severance, salary continuation or the provision of other benefits in connection with a Change in Control, as that term is defined in the Plan; and (iii) the Participant accepts the authority of the Board and the Committee with respect to administration of the Plan.

Except as otherwise specifically provided in a Participation Agreement, a Participant is eligible for Change in Control benefits under the Plan only if, during the period: (a) commencing on the earlier of (i) the occurrence of a Change in Control and (ii) public announcement of an intended or anticipated Change in Control, provided that such Change in Control actually occurs; and (b) ending on the date two years following a Change in Control, either an involuntary separation from service or a Constructive Discharge, as defined in the Plan, has occurred.

Change in Control Benefits.

Benefits are calculated based on: (i) a lump sum payment equal to a Participant’s monthly base salary, including average monthly commission income, if any, multiplied by the Change in Control Benefits Period, as that term is defined in the Plan; (ii) a lump sum payment of a prorated annual bonus for the Plan year in which the termination occurs; (iii) a lump sum payment equal to the Participant’s annual target bonus opportunity multiplied by the Change in Control Benefits Period divided by 12; and (iv) a lump sum payment equal to the value of the Participant’s monthly welfare benefits multiplied by the lesser of the Change in Control Benefits Period and 18 months. The benefits are to be paid (a) within 60 days after the later of the effective date of a Participant’s termination and the occurrence of the Change in Control, or (b) such later date as is permitted by law for signing and revoking a release agreement, but no later than 75 days following the year in which the termination occurred or as otherwise required by law. The executive officers are entitled to Plan benefits based on the following Change in Control Benefits Periods: Seibly—30 months; Butterfield—12 months; DePillo—24 months; Eckhardt—30 months; Hauschild—24 months; Rusnak—24 months; and Schultheis—24 months.

Modification, Amendment or Termination.

Modifications or amendments to, or termination of, the Plan can occur only in writing through official action of the Board, the Compensation and Governance Committee of the Board, or a designee of either. Any modifications or amendments to the Plan that adversely affect rights of Participants in the Plan shall not be effective until one year following the adoption of such modification or amendment. Following a Change in Control, the Plan cannot be modified, amended or terminated, or the eligibility of a Participant revoked for two years following such Change in Control.

The foregoing description of Plan and Participation Agreement terms does not purport to be complete and is qualified in its entirety by reference to the complete copies of the Plan and form of Participation Agreement attached hereto as Exhibits 10.1 and 10.2, respectively.

2

Item 1.02 Termination of a Material Definitive Agreement.

The information disclosed pursuant to Item 1.01 above is incorporated by reference herein.

Effective March 12, 2012, Sterling terminated its employment agreements with Mr. Seibly and Mr. Eckhardt. The agreements were terminated in connection with the implementation of the Plan, which replaces the employment agreements between Sterling and Mr. Seibly and Mr. Eckhardt.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information disclosed pursuant to Items 1.01 and 1.02 above is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are being filed herewith:

Exhibit No.	Exhibit Description

10.1	Sterling Financial Corporation Change in Control Plan.

10.2	Form of Sterling Financial Corporation Change in Control Plan Participation Agreement effective March 12, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STERLING FINANCIAL CORPORATION
(Registrant)

March 14, 2012	By:	/s/ Patrick J. Rusnak
Date		Patrick J. Rusnak
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Sterling Financial Corporation Change in Control Plan.

10.2	Form of Sterling Financial Corporation Change in Control Plan Participation Agreement effective March 12, 2012.